Exhibit 99.2

Preliminary Financial Results for the Third Quarter Ended September 30, 2007

This Current Report on Form 8-K provides selected preliminary unaudited consolidated financial results of Energy Future Competitive Holdings Company (“EFC Holdings”), Texas Competitive Electric Holdings Company LLC’s (“TCEH”) direct parent, and for TCEH for the nine months ended September 30, 2007, which were released on October 23, 2007.

The following information is preliminary and, as a result, during the course of EFC Holdings’ and TCEH’s preparation of its final consolidated financial statements and the related notes and the completion of EFC Holdings’ and TCEH’s quarterly closing procedures and analyses, EFC Holdings and/or TCEH may identify items that would require it to make adjustments to the preliminary GAAP financial results presented in this Current Report on Form 8-K.  The preliminary financial results presented in this Current Report on Form 8-K have been prepared on a basis consistent with of EFC Holdings’ and TCEH’s consolidated financial statements.  These preliminary financial results are not necessarily indicative of the results to be expected for the full year or any future period.  These preliminary financial results should be read in conjunction with ‘‘Summary Historical and Unaudited Pro Forma Condensed Consolidated Financial and Other Data of Energy Future Competitive Holdings and its Subsidiaries,’’ ‘‘Selected Historical Consolidated Financial Data,’’ and ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’’, all of which are included in TCEH’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on October 17, 2007.

EFC Holdings

Property, plant and equipment, net as of September 30, 2007 is expected to increase by approximately $500 million, or approximately 5%, to approximately $10.4 billion compared to $9.9 billion at December 31, 2006. This increase is driven by ongoing investment spending in existing generation operations, partially offset by depreciation expense for the period.

Operating revenues are expected to decrease by between approximately $1.2 to $1.4 billion, or 16% to 18%, to between approximately $6.2 and $6.4 billion compared to $7.6 billion in the same period in 2006. This decline primarily reflects lower retail electricity revenues and net losses in 2007 from risk management and trading activities (compared to net gains in 2006 from these activities). The lower retail revenues reflect volume declines due to customer churn, particularly in the first half of the year, and lower average consumption per customer due in part to cooler, below normal weather this past summer. The revenue decline also reflects lower average pricing, including the effects of residential price discounts implemented in 2007. The results from risk management and trading activities are driven by unrealized mark-to-market net losses associated with positions entered into as part of the long-term hedging program due to higher forward natural gas prices.

Net income is expected to decrease by between approximately $550 to $650 million, or 27% to 32%, to between approximately $1.35 to $1.45 billion compared to $2.0 billion in the same period in 2006. This decrease is driven by the factors affecting operating revenues discussed immediately above. Other contributing factors to the net income performance include the effects of a planned nuclear generation unit outage in early 2007 and higher lignite mining costs resulting from weather-related inefficiencies and increased selling, general and administrative costs in the retail operations.

Adjusted EBITDA is expected to decrease by between approximately $500 million to $700 million, or 15% to 21%, to between approximately $2.7 to $2.9 billion compared to $3.4 billion in the same period in 2006.  This decrease is driven by the lower average retail pricing and the decline in retail sales volumes referred to in the discussion of operating revenues above and also reflects the other contributing factors cited in the discussion of net income immediately above.

TCEH

Net income is expected to decrease by between approximately $500 to $600 million, or 26% to 31%, to between approximately $1.35 to $1.45 billion compared to $1.95 billion in the same period in 2006. This decrease is driven by the factors affecting operating revenues discussed above. Other contributing factors to the net income performance  include  the effects of a planned nuclear generation unit outage in early 2007 and higher lignite mining costs resulting from weather-related inefficiencies and increased selling, general and administrative costs in the retail operations.

Adjusted EBITDA is expected to decrease by between approximately $550 million to $750 million, or 16% to 22%, to between approximately $2.65 to $2.85 billion compared to $3.4 billion in the same period in 2006. This decrease is driven by the lower average retail pricing and the decline in retail sales volumes referred to in the discussion of operating revenues above and also reflects the other contributing factors cited in the discussion of net income immediately above.

Set forth below is a reconciliation of EFC Holdings’ net income to EBITDA and then to Adjusted EBITDA for the nine months ended September 30, 2006.  For more information on EBITDA and Adjusted EBITDA and an explanation of why management believes EBITDA and Adjusted EBITDA are useful measures, see note (a) below.

Nine Months Ended September 30, 2006
(dollars in billions)
(unaudited)
Net income (loss)	$2.023
Provision for income taxes	1.072
Interest expense and related charges	0.257
Depreciation and amortization	0.252
EBITDA (a)	3.604

Amortization of nuclear fuel	0.048
Interest Income	(0.174)
Impairment of assets and inventory write down	0.201
Unrealized net (gains) or losses resulting from hedging obligations	(0.287)
Amount of loss on sales of accounts receivable and related assets in connection with the existing Receivables Facility	0.028
Income from discontinued operations, net of tax	--
Extraordinary (gain) loss, net of tax	--
Cumulative effect of changes in accounting principles, net of tax	--
Non-cash compensation expenses (FAS 123R)	0.006
Severance expense (b)	0.013
Losses on early extinguishment of debt and energy services contract	--
Equity losses of unconsolidated affiliate engaged in broadband over power lines	--
Transition and business optimization costs (c)	--
Shareholder litigation	--
Transaction and merger expenses (d)	--
Restructuring and other (e)	(0.012)
Expenses incurred to upgrade or expand the generation units (f)	0.003
Adjusted EBITDA (a)	$3.430

(footnotes below)

Set forth below is a reconciliation of TCEH’s net income to EBITDA and then to Adjusted EBITDA for the nine months ended September 30, 2006.  For more information on EBITDA and Adjusted EBITDA and an explanation of why management believes EBITDA and Adjusted EBITDA are useful measures, see note (a) below.

Nine Months Ended September 30, 2006
(dollars in billions)
(unaudited)
Net income (loss)	$1.947
Provision for income taxes	1.022
Interest expense and related charges	0.310
Depreciation and amortization	0.251
EBITDA (a)	3.530

Amortization of nuclear fuel	0.048
Interest income	(0.137)
Impairment of assets and inventory write down	0.199
Unrealized net (gains) or losses resulting from hedging obligations	(0.287)
Amount of loss on sales of accounts receivable and related assets in connection with the existing Receivables Facility	0.028
Income from discontinued operations, net of tax	--
Extraordinary (gain) loss, net of tax	--
Cumulative effect of changes in accounting principles, net of tax	--
Non-cash compensation expenses (FAS 123R)	0.006
Severance expense (b)	0.013
Loss on early extinguishment of debt and energy services contract	--
Transition and business optimization costs (c)	--
Transaction and merger expenses (d)	--
Restructuring and other (e)	(0.012)
Expenses incurred to upgrade or expand the generation units (f)	0.003
Adjusted EBITDA (a)	$3.391

(footnotes on following page)

Notes
(a)
EBITDA, a measure used by management to evaluate operating performance, is defined as net income plus (i) provision for income taxes, (ii) interest expense and (iii) depreciation and amortization. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity or any other measure of financial performance presented in accordance with GAAP. Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and other debt service requirements. Management believes EBITDA is helpful in highlighting trends because EBITDA excludes the results of decisions that are outside the control of operating management and that can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. In addition, EBITDA provides more comparability between our historical results and results that reflect the new capital structure. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures of other companies. Adjusted EBITDA is defined as EBITDA adjusted to exclude noncash items, unusual items and other adjustments permitted in calculating covenant compliance under certain of our indebtedness.  We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA are appropriate to provide additional information to investors about how the covenants will operate and about certain noncash items, unusual items that we do not expect to continue at the same level in the future and other items.  Such supplementary adjustments to EBITDA may not be in accordance with current SEC practice or with regulations adopted by the SEC that apply to registration statements filed under the Securities Act and periodic reports under the Exchange Act. Accordingly, the SEC may require that Adjusted EBITDA be presented differently in filings made with the SEC than as presented in this Current Report on Form 8-K, or not be presented at all.

(b)	Severance includes amounts incurred related to outsourcing, restructuring and other amounts deemed to be in excess of normal recurring amounts.
(c)	Transition and business optimization costs include amounts related to outsourcing initiatives and system implementations.
(d)	Transaction and merger expenses include costs incurred related to abandoned strategic transactions, new growth initiatives and merger expenses.
(e)	Restructuring and other include non-recurring items related to restructuring initiatives and other non-recurring items.
(f)
Expenses incurred to upgrade or expand a facility does not include costs incurred to purchase replacement power that should be included under the definition as we did not historically track these costs.